Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Vyrex Corporation on Form S-8 (File No. 333-50571) of our report, which contains an explanatory paragraph relating to the Corporation’s ability to continue as a going concern, dated February 8, 2005 on the financial statements of Vyrex Corporation as of December 31, 2004 and 2003, and for the years then ended and for the period from January 2, 1991 (date of inception) to December 31, 2004, which report is included in this Annual Report on Form 10-KSB.

/S/ J.H. Cohn LLP

San Diego, California

March 28, 2005